Exhibit 99(n)

THE LAZARD FUNDS, INC.

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires that the board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board of Directors (the “Board”) of The Lazard Funds, Inc. (the “Fund”), including a majority of the Board members who are not “interested persons” (as defined in the 1940 Act) of the Fund, which desires to offer multiple classes with respect to each series of the Fund listed on Schedule A attached hereto (each, a “Portfolio”), as such Schedule may be revised from time to time, has determined that the following plan is in the best interests of each Class (as defined below) individually and the Fund as a whole:

1. Class Designation. Fund shares shall be divided into Institutional Shares, Open Shares and R6 Shares (each, a “Class”).

2. Differences in Services. The services offered to shareholders of each Class shall be substantially the same, except for certain services provided to Open Shares pursuant to the Fund’s Distribution and Servicing Plan adopted pursuant to Rule 12b-1 under the 1940 Act (the “Distribution and Servicing Plan”).

3. Differences in Distribution Arrangements. Institutional Shares, Open Shares and R6 Shares shall be offered at net asset value. None of the Classes shall be subject to any front-end or contingent sales charges. Open Shares shall be subject to an annual distribution and servicing fee at the rate of .25% of the value of the average daily net assets of the Open Class pursuant to the Distribution and Servicing Plan.

4. Expense Allocation.

(a) The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (i) fees under the Distribution and Servicing Plan; (ii) transfer agent fees identified by the Fund’s transfer agent as being attributable to a specific Class; (iii) litigation or other legal expenses relating solely to a specific Class; and (iv) fees and expenses of administration that are identified and approved by the Board as being attributable to a specific Class.

(b) Income, realized gains and losses, unrealized appreciation and depreciation and expenses of each Portfolio not allocated to a particular Class pursuant to 4(a) above shall be allocated to each Class based on the net assets of that Class in relation to the net assets of the Portfolio.

5. Exchange Privileges and Conversion Features. Each Class of shares of a Portfolio may be exchanged for, or converted into, shares of the same Class of shares of another Portfolio or, under certain circumstances described in the Fund’s registration statement, shares of another Class of the Portfolio. For share exchanges between a Portfolio and another Portfolio, any applicable redemption fee will apply as described in the Fund’s registration statement.

Dated: August 25, 2010

SCHEDULE A

Name of Portfolio

Lazard Capital Allocator Opportunistic Strategies Portfolio
Lazard Developing Markets Equity Portfolio
Lazard Emerging Markets Core Equity Portfolio
Lazard Emerging Markets Debt Portfolio
Lazard Emerging Markets Equity Blend Portfolio
Lazard Emerging Markets Equity Portfolio
Lazard Emerging Markets Income Portfolio
Lazard Emerging Markets Multi Asset Portfolio
Lazard Explorer Total Return Portfolio
Lazard Fundamental Long/Short Portfolio
Lazard Global Dynamic Multi Asset Portfolio
Lazard Global Equity Select Portfolio
Lazard Global Fixed Income Portfolio
Lazard Global Listed Infrastructure Portfolio
Lazard Global Realty Equity Portfolio
Lazard Global Strategic Equity Portfolio
Lazard International Equity Concentrated Portfolio
Lazard International Equity Portfolio
Lazard International Equity Select Portfolio
Lazard International Small Cap Equity Portfolio
Lazard International Strategic Equity Portfolio
Lazard Master Alternatives Portfolio
Lazard US Corporate Income Portfolio
Lazard US Equity Concentrated Portfolio
Lazard US Mid Cap Equity Portfolio
Lazard US Realty Equity Portfolio
Lazard US Realty Income Portfolio
Lazard US Short Duration Fixed Income Portfolio
Lazard US Small Cap Equity Growth Portfolio
Lazard US Small-Mid Cap Equity Portfolio
Lazard US Strategic Equity Portfolio

Revised as of: September 30, 2014

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